Exhibit 2.1

 Execution Copy

STOCK PURCHASE AGREEMENT

by and among

UNITED BANCSHARES, INC.

an Ohio corporation

and each of

OHIO STATE BANCSHARES, INC.

an Ohio corporation

and

RBANCSHARES, INC.

an Ohio corporation

Dated as of July 1, 2014

TABLE OF CONTENTS

Article I PURCHASE AND SALE OF SHARES; CLOSING	1
1.01 Purchase and Sale of Shares	1
1.02 Purchase Price	1
1.03 [Reserved]	2
1.04 Closing	2
1.05 Closing Obligations	3
1.06 Additional Actions	5

Article II REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER	5
2.01 Making of Representations and Warranties	5
2.02 Organization, Standing and Authority	5
2.03 Capitalization	6
2.04 Subsidiaries	8
2.05 Corporate Power	9
2.06 Corporate Authority	9
2.07 Non-Contravention	9
2.08 Articles of Incorporation; Code of Regulations; Corporate Records	10
2.09 Compliance with Legal Requirements	10
2.10 Litigation; Regulatory Action	12
2.11 Financial Reports and Regulatory Reports	13
2.12 Absence of Certain Changes or Events	14
2.13 Taxes and Tax Returns	15
2.14 Employee Benefit Plans	18
2.15 Labor Matters	20
2.16 Insurance	20
2.17 Environmental Matters	21
2.18 Intellectual Property	22
2.19 Material Agreements; Defaults	23
2.20 Property and Leases	24
2.21 Sufficiency of Assets	25
2.22 Inapplicability of Takeover Laws	25
2.23 Loans; Nonperforming and Classified Assets	25
2.24 Investment Securities	26
2.25 Investment Management and Related Activities	26
2.26 Derivative Transactions	26
2.27 Repurchase Agreements	27
2.28 Deposit Insurance	27
2.29 CRA, Anti-money Laundering and Customer Information Security	27
2.30 Transactions with Affiliates	28
2.31 Brokers; Fairness Opinion	28
2.32 Financial Controls and Procedures	28
2.33 Proxy Statement	28

i

Article III REPRESENTATIONS AND WARRANTIES OF BUYER	29
3.01 Making of Representations and Warranties	29
3.02 Organization, Standing and Authority	29
3.03 Corporate Power	29
3.04 Corporate Authority	29
3.05 Non-Contravention	29
3.06 Litigation	30
3.07 Investment Intent	30
3.08 Brokers	30
3.09 Financial Capacity	30

Article IV COVENANTS RELATING TO CONDUCT OF BUSINESS	30
4.01 Seller Forbearances	30
4.02 Buyer Forbearances	34

Article V ADDITIONAL AGREEMENTS	34
5.01 Shareholder Approval	34
5.02 Press Releases	35
5.03 Access; Information	35
5.04 No Solicitation	36
5.05 Takeover Laws	39
5.06 Regulatory Applications; Filings; Consents	39
5.07 Directors’ and Officers’ Insurance	39
5.08 Employees and Benefit Plans	40
5.09 Notification of Certain Matters	40
5.10 Financial Statements and Other Current Information	40
5.11 Confidentiality Agreement	41
5.12 Certain Tax Matters	41
5.13 Certain Litigation	42
5.14 Classified Loans	42
5.15 Covenant Not to Compete	42

Article VI CONDITIONS TO CLOSING	43
6.01 Conditions to Each Party’s Obligations to Effect the Closing	43
6.02 Conditions to the Obligations of Buyer	43
6.03 Conditions to the Obligations of Seller and Shareholder	44

Article VII TERMINATION	44
7.01 Termination	44
7.02 Effect of Termination and Abandonment	45

Article VIII MISCELLANEOUS	45
8.01 Certain Definitions	45
8.02 Survival	51
8.03 Waiver; Amendment	51
8.04 Expenses	51
8.05 Notices	51

ii

8.06 Understanding; No Third Party Beneficiaries	52
8.07 Assignability; Binding Effect	52
8.08 Headings; Interpretation	53
8.09 Counterparts	53
8.10 Governing Law	53
8.11 Jurisdiction	53
8.12 Limitation on Buyer Liability.	53
8.13 Specific Performance	54
8.14 Shareholder Obligations	54

iii

 Execution Copy

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into, as of July 1, 2014, by and among United Bancshares, Inc., an Ohio corporation (“Buyer”), Ohio State Bancshares, Inc., an Ohio corporation (“Seller”), and Rbancshares, Inc., an Ohio corporation (“Shareholder”).

RECITALS

A.	Seller owns all 121,200 issued and outstanding shares of common stock, $10 par value (the “Shares”), of The Ohio State Bank, an Ohio banking corporation (the “Bank”).

B.	Shareholder owns 4,565,217 shares of common stock, no par value, of Seller, which represent approximately 92.91 percent of the issued and outstanding shares of common stock of Seller.

C.	Seller desires to sell, and Buyer desires to purchase, all of the Shares for the consideration and on the terms and subject to the conditions set forth in this Agreement.

D.

The Boards of Directors of Seller and Shareholder have determined that it is in the best interests of Seller and its shareholders, and the Board of Directors of Buyer (the “Buyer Board”) has determined that it is in the best interests of Buyer and its shareholders, to enter into this Agreement and to consummate the purchase and sale of the Shares provided for herein.

E.

The parties desire to make certain representations, warranties and agreements in connection with the purchase and sale of the Shares and also to prescribe certain conditions to the purchase and sale of the Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I
PURCHASE AND SALE OF SHARES; CLOSING

1.01

Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and covenants contained in this Agreement, at the Closing, Seller shall sell, assign and deliver to Buyer, and Buyer shall purchase and take assignment and delivery of, all of the Shares, free and clear of any and all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

1.02

Purchase Price. The consideration for the Shares (the “Purchase Price”) shall be (i) the sum of the Closing Cash Payment and the Ohio Valley Bank Debt Amount and (ii) the assumption by Buyer of Seller’s debt obligations under the Floating Rate Junior Subordinated Debt Securities due 2034 issued by Seller pursuant to that certain Indenture, dated February 12, 2004, between Seller and Wilmington Trust Company (the “Trustee”), as Trustee for the Ohio State Bancshares Capital Trust I, including any accrued and unpaid interest thereon (the “TruP Liabilities”). The Purchase Price shall be payable by Buyer to Seller as follows:

(a)

an amount equal to (x) 50% of Bank Tangible Capital in excess of the amounts paid or liabilities assumed in Sections 1.02(b) and 1.02(c) hereof, plus (y) 50% of the dollar amount in the Bank’s allowance for loan and lease losses (“ALLL”) at Closing representing amounts remaining in ALLL from the loan recovery received by the Bank on or about May 6, 2014 from Mary K. Whitmer, Trustee, in Case 12-51955 United States Bankruptcy Court, Northern District of Ohio (the “Closing Cash Payment”). “Bank Tangible Capital” shall be defined as the Bank’s tangible capital, determined in accordance with GAAP and consistent with past practice, as of the month end immediately prior to the Closing. The Bank Tangible Capital shall not be adjusted to reflect Transaction Expenses. For the purposes hereof, “Transaction Expenses” will include certain known payments as of the date of this Agreement made or to be made in connection with the transaction contemplated by this Agreement set forth on Schedule 1.02(a) hereto. Notwithstanding the forgoing, those legal expenses, change of control or stay bonus payments, and termination amounts for contracts not listed on Schedule 1.02(a), in excess of $250,000 in the aggregate, will reduce the Bank Tangible Capital on a dollar-for-dollar basis for purposes of calculating the Closing Cash Payment payable by Buyer to Seller by wire transfer at Closing in accordance with Section 1.05(b)(i);

(b)

an amount equal to the total amount outstanding as of Closing (the “Ohio Valley Bank Debt Amount”) under that certain Commercial Loan Agreement, dated May 24, 2010, between Shareholder and Ohio Valley Bank (the “Lender”), payable by Buyer to Lender by wire transfer at Closing in accordance with Section 1.05(b)(ii); and

(c)

the assumption by Buyer of the TruP Liabilities shall occur upon the execution and delivery of the Assignment and Assumption Agreement (as defined below). Any and all liabilities and obligations of Seller other than the TruP Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by, Seller.

1.03	[Reserved].

1.04

Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at the offices of Dinsmore & Shohl LLP, 255 E. Fifth Street, Cincinnati, Ohio 45202 on a date to be specified by the parties, which shall be no later than five Business Days after all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and Seller. The Closing will be deemed to be effective as of the close of business on the Closing Date for tax and accounting purposes. Three days prior to the Closing Date, the parties will mutually agree on a closing statement which shall contain the amounts and calculations of the Closing Cash Payment amount and any other amounts to be paid to Seller or Lender pursuant to Section 1.02 (the “Closing Statement”).

1.05	Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Seller and Shareholder, as the case may be, shall deliver (or cause to be delivered) the following (collectively, the “Seller’s Closing Documents”) to Buyer:

(i)     certificates issued by the Bank representing the Shares, each duly endorsed in blank (or accompanied by stock powers executed in blank) and otherwise in proper form for transfer;

(ii)     [Reserved];

(iii)     a payoff letter, in form and substance acceptable to Buyer, duly executed by Lender in recordable form, evidencing and acknowledging that upon payment of the Ohio Valley Bank Debt Amount in accordance with Section 1.02(b) (A) any and all Liens held by the Lender on the Shares and any and all assets and other property owned or used by the Bank will be deemed satisfied, released and terminated in all respects and (B) any and all outstanding amounts owed by Shareholder to Lender, and any and all obligations of Shareholder to Lender, shall be deemed satisfied in full (including, without limitation, any and all such amounts and obligations under that certain Commercial Loan Agreement, dated May 24, 2010, between Shareholder and Lender and any and all documents related thereto);

(iv)     a payoff letter, in form and substance acceptable to Buyer, duly executed by Shareholder in recordable form, evidencing and acknowledging that upon payment of the Ohio Valley Bank Debt Amount in accordance with Section 1.02(b) (A) any and all Liens held by Shareholder on the Shares and any and all assets and other property owned or used by the Bank will be deemed satisfied, released and terminated in all respects and (B) any and all outstanding amounts owed by Seller to Shareholder, and any and all obligations of Seller to Shareholder, shall be deemed satisfied in full (including, without limitation, any and all such amounts and obligations under that certain Repayment Agreement, dated March 25, 2011, between Seller and Shareholder);

(v)     documentation, in form and substance acceptable to Buyer, evidencing the satisfaction, release and termination of any and all Liens on the Shares and any and all assets and other property owned or used by the Bank not addressed by the payoff letters described above in Section 1.05(a)(iii) and Section 1.05(a)(iv), executed in recordable form by the holder(s) thereof;

(vi)     a certificate from Seller stating that it is not a “foreign person” within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2);

(vii)     a copy of the Articles of Incorporation of the Bank, duly certified as of a date not more than five days prior to the Closing Date by the Secretary of State of Ohio, together with a certificate dated as of the Closing Date from the Secretary of the Bank to the effect that no amendments to such Articles of Incorporation have been filed since the date referred to above;

(viii)     a copy of the Code of Regulations of the Bank, certified as of the Closing Date by the Secretary of the Bank;

(ix)     certificates dated as of a date not more than 10 days prior to the Closing Date as to the good standing of the Bank and payment of applicable state Taxes, issued by each appropriate Governmental Authority of the State of Ohio and each jurisdiction in which the Bank is licensed or qualified to do business as a foreign entity;

(x)     a release executed by each director and officer of the Bank, in such form as is reasonably acceptable to Buyer (each, a “Release”);

(xi)     copies of all Consents set forth on Schedule 1.05 of the Seller Disclosure Schedule;

(xii)     resignations of the directors and officers of the Bank as Buyer may request;

(xiii)     an assignment and assumption agreement executed by Seller, in such form as is reasonably acceptable to Buyer (the “Assignment and Assumption Agreement”);

(xiv)     evidence of the Tail Policy pursuant to Section 5.07;

(xv)     [Reserved]; and

(xvi)     certificate dated as of the Closing Date from the Secretary of the Bank to the effect that all necessary director and shareholder approvals have been received and remain in effect.

(b)	Buyer shall deliver (or cause to be delivered) the following (collectively, the “Buyer’s Closing Documents”) to Seller:

(i)     the Closing Cash Payment by wire transfer in accordance with the wiring instructions set forth on Schedule 1.05(b) of the Seller Disclosure Schedule;

(ii)     the Ohio Valley Bank Debt Amount by wire transfer in accordance with the wiring instructions set forth on Schedule 1.05(b) of the Seller Disclosure Schedule;

(iii)     cash for the payment of some or all of the Tail Policy pursuant to Section 5.07;

(iv)     a Release executed by Buyer with respect to each director and officer of the Bank; and

(v)     the Assignment and Assumption Agreement executed by Buyer.

1.06

Additional Actions. If, at any time after the Closing, Buyer shall determine or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, or record or otherwise, in Buyer its right, title or interest in, to or under any of the Shares, or (b) otherwise carry out the purposes of this Agreement, Seller and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of Shares or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Seller or otherwise to take any and all such action.

Article II
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

2.01	Making of Representations and Warranties.

(a)

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Shareholder hereby make to Buyer, jointly and severally, the representations and warranties contained in this Article II.

(b)

Not less than three days prior to the date hereof, Seller and Shareholder delivered to Buyer a schedule (the “Seller Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the representations and warranties contained in this Article II.

2.02	Organization, Standing and Authority.

(a)

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. Seller is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 2.02 of the Seller Disclosure Schedule.

(b)

Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Shareholder is duly registered as a bank holding company under the BHCA, and the regulations of the FRB promulgated thereunder. Shareholder is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 2.02 of the Seller Disclosure Schedule.

(c)

The Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Bank is duly registered as a state-chartered commercial bank under the laws of the State of Ohio. Deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. The Bank is a member in good standing of the Federal Home Loan Bank (the “FHLB”) of Cincinnati.

2.03	Capitalization.

(a)

As of the date hereof, the authorized capital stock of Seller consists solely of (i) 1,000,000 preferred shares, no par value, of which 145 shares of Series A Preferred Stock (“Preferred Stock”) are issued and outstanding, (ii) 10,000,000 common shares, no par value per share (“Seller Common Stock”), of which 4,913,733 shares are issued and outstanding, (iii) no shares reserved for issuance upon exercise of outstanding stock options or otherwise, and (iv) no shares that are held, directly or indirectly, by Seller as treasury stock. The outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Shareholder is the owner (of record and beneficially) of 4,565,217 shares of Seller Common Stock, free and clear of any and all Liens, Except as set forth on Schedule 2.03(a) of the Seller Disclosure Schedule: there are no additional shares of Seller’s capital stock authorized or reserved for issuance; Seller does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock options pursuant to which any Person may acquire any shares of capital stock of Seller, restricted stock awards, stock appreciation rights, phantom units or other rights to subscribe for or acquire shares of the Seller’s capital stock; and Seller does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which Seller is a party with respect to the voting, sale or transfer, or registration of any securities of Seller. To the Knowledge of Seller, there are no agreements among other parties, to which Seller is not a party, with respect to the voting or sale or transfer of any securities of Seller. All of the issued and outstanding shares of Preferred Stock and Seller Common Stock were issued in compliance with applicable securities laws and other applicable Legal Requirements.

(b)

There are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Seller.

(c)

As of the date hereof, the authorized capital stock of Shareholder consists solely of (i) 5,000,000 common shares, no par value per share (“Shareholder Common Stock”), of which 2,357,487 shares are issued and outstanding, (ii) no shares reserved for issuance upon exercise of outstanding stock options or otherwise, and (iii) no shares that are held, directly or indirectly, by Shareholder as treasury stock. The outstanding shares of Shareholder Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Shareholder is the owner (of record and beneficially) of 4,565,217 shares of Seller Common Stock, free and clear of any and all Liens, Except as set forth on Schedule 2.03(c) of the Seller Disclosure Schedule: there are no additional shares of Shareholder’s capital stock authorized or reserved for issuance; Shareholder does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock options pursuant to which any Person may acquire any shares of capital stock of Shareholder, restricted stock awards, stock appreciation rights, phantom units or other rights to subscribe for or acquire shares of the Shareholder’s capital stock; and Shareholder does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which Shareholder is a party with respect to the voting, sale or transfer, or registration of any securities of Shareholder. To the Knowledge of Seller, there are no agreements among other parties, to which Shareholder is not a party, with respect to the voting or sale or transfer of any securities of Shareholder. All of the issued and outstanding shares of Shareholder Common Stock were issued in compliance with applicable securities laws and other applicable Legal Requirements.

(d)

There are no outstanding contractual obligations of Shareholder to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Shareholder or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Shareholder .

(e)

The authorized capital stock of the Bank consists of 180,000 shares of common stock, $10 par value per share, of which 121,200 shares, constituting the Shares, are issued and outstanding. The Shares are validly issued and fully paid with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Seller is the owner (of record and beneficially) of all of the Shares, free and clear of any and all Liens, including any restriction on the right of Seller to transfer the Shares to Buyer pursuant to this Agreement. Except as set forth on Schedule 2.03(e) of the Seller Disclosure Schedule: there are no additional shares of the Bank’s capital stock authorized or reserved for issuance; the Bank does not have any securities (including any units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, stock options pursuant to which any Person may acquire any shares of capital stock of the Bank, restricted stock awards, stock appreciation rights, phantom units or other rights to subscribe for or acquire shares of the Bank’s capital stock; and the Bank does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which the Bank is a party with respect to the voting, sale or transfer, or registration of any securities of the Bank. To the Knowledge of Seller, there are no agreements among other parties, to which Seller or the Bank is not a party, with respect to the voting or sale or transfer of any securities of the Bank. All of the Shares were issued in compliance with applicable securities laws and other applicable Legal Requirements. The assignments, endorsements, stock powers or other instruments of transfer to be delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller’s entire interest in the Shares. Upon transfer to Buyer of the Shares in accordance with the terms of the Agreement, Buyer will receive good title to the Shares, free and clear of any and all Liens. The Bank has at all times maintained complete and correct records of all issuances and transfers of its capital stock. At the Closing, all such minute books and records will be in the possession of Seller and will be delivered to Buyer within five Business Days after Closing.

2.04	Subsidiaries.

(a)

(i) Schedule 2.04(a)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of all of Seller’s Subsidiaries (which Subsidiaries include, without limitation, the Bank), including the jurisdiction of organization of each such Subsidiary, (ii) Seller owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Seller’s Subsidiaries are or may become required to be issued (other than to Seller) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Seller or a wholly owned Subsidiary of Seller), (v) there are no contracts, commitments, understandings or arrangements relating to Seller’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary have been validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Seller free and clear of all Liens.

(b)

Seller does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)

Each of Seller’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 2.04(c) of the Seller Disclosure Schedule.

(d)

The Bank has no Subsidiaries. The Bank does not own, and is not a party to or bound by, any contract, commitment, understanding or arrangement to acquire, any security of any Person or any direct or indirect equity or ownership interest in any other business. The Bank is not obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution, or otherwise) in any other Person, except for loan commitments made in the ordinary course of the Bank’s business, unused lines of credit and overdraft protection arrangements presently in place in accordance with the Bank’s loan policy.

2.05

Corporate Power. Each of Seller and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets and each of Seller and Shareholder has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and each Seller’s Execution Date Document and Seller’s Closing Document and to consummate the transactions contemplated by this Agreement.

2.06

Corporate Authority. This Agreement and the transactions contemplated hereby, subject to the approval by the holders of the shares of Seller Common Stock have been authorized by all necessary corporate action of Seller and the Seller Board and Shareholder and the Board of Directors of Shareholder. The Seller Board (a) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Seller and its shareholders and (b) unanimously recommended that Seller’s shareholders vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of Seller. The Board of Directors of Shareholder (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Shareholder and its shareholders and (ii) unanimously recommended, if applicable, that the Shareholder’s shareholders vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of Shareholder. Each of Seller and Shareholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of Seller and Shareholder, enforceable in accordance with its terms. Upon the execution and delivery of the Seller’s Closing Documents by Seller and Shareholder, as applicable each Seller’s Closing Document will constitute the legal, valid and binding obligation of Seller and Shareholder, as applicable, enforceable against Seller and Shareholder in accordance with its terms.

2.07	Non-Contravention.

(a)

Subject to the receipt of the Regulatory Approvals and the required filings under federal and state securities laws, and except as set forth on Schedule 2.07(a) of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller and Shareholder do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any Legal Requirement or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Seller, Shareholder or any of their respective Subsidiaries or to which Seller, Shareholder or any of their respective Subsidiaries or any of their respective properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Articles of Incorporation or Code of Regulations of Seller, Shareholder or any of their respective Subsidiaries or any resolution adopted by the board of directors or the shareholders of Seller, Shareholder or any of their respective Subsidiaries, (iii) require notice to, or the consent or approval of, any third party or Governmental Authority under any such Legal Requirement, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement or (iv) result in the imposition or creation of any Lien upon, or with respect to, any assets owned or used by the Bank.

(b)

As of the date hereof, Seller has no Knowledge of any reasons relating to Seller or the Bank (including, without limitation, compliance with the Community Reinvestment Act (the “CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”)) (i) why any of the Regulatory Approvals shall not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

2.08

Articles of Incorporation; Code of Regulations; Corporate Records. Seller has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Code of Regulations or equivalent organizational documents, each as amended to date, of Seller and each of its Subsidiaries. Seller and each of its Subsidiaries has been and is in compliance with all of the terms of its Articles of Incorporation or Code of Regulations. The minute books of Seller and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies.

2.09	Compliance with Legal Requirements.

(a)

Seller, Shareholder and each of their respective Subsidiaries has been and is in compliance with (i) all Legal Requirements applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and (ii) all orders, injunctions, judgments, decrees, rulings, assessments or arbitration awards of any Governmental Authority applicable thereto or to which they or any of their respective properties or assets is subject or bound.

(b)

Seller has no Knowledge of any event or circumstance that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by Seller, Shareholder or any of their respective Subsidiaries of, or a failure on the part of Seller, Shareholder or any of their respective Subsidiaries to comply with, any Legal Requirement.

(c)

Seller and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has timely made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to lawfully conduct their businesses as presently conducted. All such permits, licenses, authorizations, orders and approvals are in full force and effect. Seller and each of its Subsidiaries is, and has at all times been, in compliance with all such permits, licenses, authorizations, orders and approvals and, to the Knowledge of Seller, no suspension or cancellation of any of them is threatened.

(d)

None of Seller, Shareholder or any of their respective Subsidiaries has received any notification or communication from any Governmental Authority (i) regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Seller, Shareholder or any of their respective Subsidiaries or to which Seller, Shareholder or any of their respective Subsidiaries or any of their respective properties or assets is subject or bound or any actual, alleged or potential obligation on the part of Seller, Shareholder or any of their respective Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action, (ii) threatening to revoke, suspend, cancel, terminate or modify any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Seller within a certain time period or indefinitely (nor, to the Knowledge of Seller, do any grounds for any of the foregoing exist).

(e)

Seller, Shareholder and each of their respective Subsidiaries has conducted any and all finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable Legal Requirements regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of Seller, threatened charge by any Governmental Authority that Seller, Shareholder or any of their respective Subsidiaries has violated, nor any pending or, to the Knowledge of Seller, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

2.10	Litigation; Regulatory Action.

(a)

Except as set forth on Schedule 2.10(a) of the Seller Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Seller, Shareholder or any of their respective Subsidiaries, or any of their respective directors, officers or employees, and, to the Knowledge of Seller, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to any such litigation, claim, suit, investigation or other proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each litigation, claim, suit, investigation or other proceeding listed on Schedule 2.10(a) of the Seller Disclosure Schedule.

(b)

Except as set forth on Schedule 2.10(b) of the Seller Disclosure Schedule, none of Seller, Shareholder or any of their respective Subsidiaries or any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Ohio Division of Financial Institutions and the FDIC) or the supervision or regulation of Seller, Shareholder or any of their respective Subsidiaries. None of Seller, Shareholder or any of their respective Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c)

None of Seller, Shareholder or any of their respective Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

2.11	Financial Reports and Regulatory Reports.

(a)

Seller has previously delivered to Buyer true, correct and complete copies of the consolidated statements of condition of Seller and its Subsidiaries as of December 31 for the fiscal years 2011, 2012 and 2013 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2011, 2012 and 2013, inclusive, in each case, for which an audit has been completed, accompanied by the audit report of the independent public accountants of Seller and its Subsidiaries. The financial statements referred to in this Section 2.11 (including related notes, where applicable) fairly present in all material respects, and the financial statements referred to in Section 5.10 will fairly represent in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 5.10 will be, prepared in accordance with generally accepted accounting principles in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements. The books and records of Seller are complete and correct in all material respects, represent actual and bona fide transactions and have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable Legal Requirements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Seller and its Subsidiaries and except for liabilities incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2013, neither Seller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b)

Seller and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c)

Since January 1, 2011, Seller and its Subsidiaries have duly filed with the FRB, the FDIC, the Ohio Division of Financial Institutions and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable Legal Requirements and such reports were complete and accurate and in compliance with the requirements of applicable Legal Requirements.

2.12

Absence of Certain Changes or Events. Except as set forth on Schedule 2.12 of the Seller Disclosure Schedule, or as expressly permitted or expressly contemplated by this Agreement, since December 31, 2013, Seller and each of its Subsidiaries has conducted its business only in the ordinary course of business and there has not been any:

(a)

change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Seller or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(b)

change by Seller or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by Seller’s independent registered public accounting firm;

(c)

(i) issuance of or change in the authorized or issued capital stock of Seller or any of its Subsidiaries, (ii) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Seller or any of its Subsidiaries or (iii) redemption, purchase or other acquisition by Seller or any of its Subsidiaries of any capital stock of Seller or any of its Subsidiaries;

(d)	amendment to the Articles of Incorporation or Code of Regulations (or equivalent document) of Seller or any of its Subsidiaries;

(e)

payment or increase by Seller or any of its Subsidiaries of any bonus, salary, benefit or other compensation to any holder of any capital stock of Seller or any of its Subsidiaries or any director, officer, employee, or consultant of Seller or any of its Subsidiaries or entry into or amendment of any employment, severance, bonus, retirement, loan, or other contract, arrangement, commitment or understanding with any holder of any capital stock of Seller or any of its Subsidiaries or any director, officer, employee or consultant of Seller or any of its Subsidiaries;

(f)	adoption of, amendment to or material increase in the payments to or benefits under any Benefit Plan;

(g)	damage to or destruction or loss of any asset owned or used by Seller or any of its Subsidiaries, whether or not covered by insurance;

(h)	entry into, material modification, termination or expiration of, or receipt of notice of termination of, any Seller Material Contract set forth on Schedule 2.19(a) of the Seller Disclosure Schedule;

(i)	sale, lease, other disposition of, or imposition of any Lien on, any material asset owned or used by Seller or any of its Subsidiaries;

(j)	release or waiver of any claim or right of Seller or any of its Subsidiaries with a value in excess of $25,000;

(k)	capital expenditure (or series of related capital expenditures) by Seller or any of its Subsidiaries which is outside the ordinary course of business or that involves more than $5,000; or

(l)	contract, arrangement, commitment or understanding by Seller or any of its Subsidiaries to do any of the foregoing.

2.13

Taxes and Tax Returns. For purposes of this Section 2.13, any reference to Seller or any of its Subsidiaries shall be deemed to include a reference to Seller’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 2.13. Except as set forth on Schedule 2.13 of the Seller Disclosure Schedule:

(a)

Seller and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by Seller and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. None of Seller or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on Schedule 2.13, neither Seller nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns that Seller or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or any of its Subsidiaries.

(b)

Seller and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)

No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Seller are pending with respect to Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Seller and any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller or its Subsidiaries.

(d)

Seller has provided Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns, sales Tax Returns and property Tax Returns filed with respect to Seller and each of its Subsidiaries for taxable periods ended December 31, 2013, 2012, 2011, 2010, 2009 and 2008. Seller has delivered to Buyer correct and complete copies of all tax examination reports, and statements of deficiencies assessed against or agreed to by Seller or any of its Subsidiaries filed for the years ended December 31, 2013, 2012, 2011, 2010, 2009 and 2008. Seller and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices Seller or any of its Subsidiaries have received from the Internal Revenue Service (the “IRS”) in respect of information reporting and backup and nonresident withholding as are required by law.

(e)	None of Seller or any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)

The Bank has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Seller and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of Seller or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of Seller or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Seller or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)

The unpaid Taxes of Seller or any of its Subsidiaries (i) did not, as of the end of the most recent period covered by Seller’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in such call reports (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of Seller or any of its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by Seller’s or any of its Subsidiaries’ call reports filed prior to the date hereof, none of Seller or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)

The Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(i)

None of Seller or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)

None of Seller or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4 (or any predecessor provision) and none of Seller or any of its Subsidiaries has been notified of, or to Seller’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(k)	The Bank has not agreed, and is not required, to make any adjustment under Section 481 of the Code, and no taxing authority has proposed any such adjustment or change in accounting method.

(l)

None of the Seller or any of its Subsidiaries has incurred any liability to make or possibly make any payments, either alone or in conjunction with any other payments, that are not deductible under, or would otherwise constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of domestic or foreign income tax law).

(m)

The Seller and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken by the Seller or any of its Subsidiaries that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n)	The Bank does not have any equity interest in another entity that is classified for tax purposes as a corporation or partnership.

(o)	The Bank does not have any net operating loss carryforwards for federal or any state or local Tax purposes.

(p)	The Bank does not have any “net unrealized built-in loss” for purposes of Section 382 of the Code (or any similar provision of state, local, or foreign law).

(q)

No adjustment to the basis of the assets of the Bank will be required in connection with the transactions contemplated by this Agreement, as a result of the application of Treasury Regulation Section 1.1502-36.

2.14	Employee Benefit Plans.

(a)

All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Seller or any of its Subsidiaries (the “Seller Employees”) and current or former directors of Seller or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are identified in Schedule 2.14(a) of the Seller Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto, have been provided to Buyer.

(b)

All Benefit Plans covering Seller Employees, to the extent subject to ERISA, are in compliance with ERISA. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination letter from the IRS, and to the Knowledge of Seller, there are no circumstances likely to result in revocation of, or inability to rely upon, any such favorable determination letter or the loss of the qualification of such Seller Pension Plan under Section 401(a) of the Code. There is no pending or, to Seller’s Knowledge, threatened litigation relating to Benefit Plans. Neither Seller nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Seller Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)

No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller or any its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Seller or any its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (a “Seller ERISA Affiliate”). Neither Seller nor any of its Subsidiaries has incurred, and neither Seller nor any of its Subsidiaries expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Seller ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Pension Plan or by any Seller ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d)

All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of Seller and its Subsidiaries. No Seller Pension Plan or single-employer plan of a Seller ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Seller ERISA Affiliate has an outstanding funding waiver. Neither Seller nor any of its Subsidiaries has provided, and neither Seller nor any of its Subsidiaries is required to provide, security to any Seller Pension Plan or to any single-employer plan of a Seller ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e)

Other than as set forth in Schedule 2.14(e) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of any applicable Legal Requirements. Seller and its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

(f)

Other than as set forth in Schedule 2.14(f) of the Seller Disclosure Schedule, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Seller Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Seller or any of its Subsidiaries, or after the consummation of the transactions contemplated herby, Buyer or the Bank, to merge amend, or terminate any of the Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. Schedule 2.14(f) of the Seller Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Seller or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g)

Each Benefit Plan that is a deferred compensation plan (or any other type of plan or arrangement subject to Section 409A of the Code) and all deferral elections thereunder, if any, are in compliance with Section 409A of the Code, to the extent applicable.

2.15

Labor Matters. None of Seller or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding pertaining to labor relations or employment matters or asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Seller or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Seller or any of its Subsidiaries pending or, to Seller’s Knowledge, threatened, nor is Seller aware of any activity involving any employees of Seller or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity.

2.16

Insurance. Seller and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and has maintained all insurance required by applicable Legal Requirements. Schedule 2.16 of the Seller Disclosure Schedule lists all insurance policies under which Seller or any of its Subsidiaries is a party, an insured or a beneficiary, or under which Seller or any of its Subsidiaries, or any director or officer of Seller or any of its Subsidiaries in his or her capacity as such, is covered as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”), and Seller has delivered copies of all such policies to Buyer. All such policies are valid, enforceable and in full force and effect and will continue in full force and effect following the consummation and performance of the transactions contemplated by this Agreement, and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of Seller, no such claim has been denied. Neither Seller nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 2.16 of the Seller Disclosure Schedule is fairly and accurately reflected on Seller’s balance sheet as of December 31, 2013.

2.17	Environmental Matters.

(a)

Seller and its Subsidiaries are in material compliance with all Environmental Laws. Seller is not aware of, nor has Seller or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of Seller or any of its Subsidiaries with all Environmental Laws.

(b)	Seller and its Subsidiaries have applied for, obtained and are in compliance with all permits, licenses and authorizations that are required under all Environmental Laws.

(c)

No Hazardous Material exists on, about or within any of the real property or other assets owned or used by Seller or any of its Subsidiaries or in which Seller or any of its Subsidiaries has or had an interest, nor to Seller’s Knowledge has any Hazardous Material previously existed on, about or within or been used, generated, stored or transported on, disposed of or released from any such properties or assets. The use that Seller and its Subsidiaries make and intend to make of such properties or assets shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of those properties or assets.

(d)

There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending or to Seller’s Knowledge threatened against Seller or any of its Subsidiaries relating in any way to any Environmental Law. None of Seller or any of its Subsidiaries has any liability for remedial action under any Environmental Law. None of Seller or any of its Subsidiaries has received any request for information by any Governmental Authority with respect to the condition, use or operation of any of the real property or any other assets owned or used by Seller or any of its Subsidiaries or in which Seller or any of its Subsidiaries has or had an interest or Loan Property nor has Seller received any notice of any kind from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any such real property, assets or Loan Property. “Loan Property” means any property in which Seller or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Seller or any of its Subsidiaries.

(e)

Seller has delivered to Buyer copies of all reports, studies, analyses or tests initiated by or on behalf of or in the possession of Seller or any of its subsidiaries pertaining to the environmental condition of or Hazardous Material in, on, or under, any of the real property or any other assets owned or used by Seller or any of its Subsidiaries or in which Seller or any of its Subsidiaries has or had an interest or concerning compliance by Seller or any of its Subsidiaries with Environmental Laws.

2.18

Intellectual Property. Schedule 2.18 of the Seller Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Bank or used or held for use by the Bank in the Business (as defined below). Except as set forth on Schedule 2.18 of the Seller Disclosure Schedule:

(a)

the Bank exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all Liens;

(b)

all Bank Intellectual Property Assets (as defined below) owned or purported to be owned by the Bank which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c)

there are no pending, or, to the Knowledge of Seller, threatened claims against Seller or any of its Subsidiaries alleging that any activity by Seller or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Bank Intellectual Property Assets is invalid or unenforceable;

(d)	neither any activity of Seller or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right;

(e)	to the Knowledge of Seller, no third party is violating or infringing any of the Bank Intellectual Property Assets; and

(f)

Seller and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Bank or used or held for use by the Bank in the Business.

(g)

For purposes of this Section 2.18, (i) “Business” means the business of the Bank as currently conducted; (ii) “Bank Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Bank or used or held for use by the Bank in the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable U.S. state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Bank.

2.19	Material Agreements; Defaults.

(a)

Except as set forth on Schedule 2.19(a) of the Seller Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither Seller nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations, business or prospects of Seller or any of its Subsidiaries; (ii) any written (or oral) agreement, arrangement, or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of Seller or any of its Subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among Seller or any of its Subsidiaries, and/or any Affiliate thereof; (v) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from Seller or any of its Subsidiaries to any director, officer or employee thereof; (vi) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of in excess of $25,000 per annum individually or $50,000 in the aggregate; (vii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by Seller or any of its Subsidiaries; (viii) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, restricted stock plan, stock-based deferred compensation plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or (ix) any written (or oral) agreement, arrangement, or commitment with any Governmental Authority. Each contract, arrangement, commitment or understanding of the type described in this Section 2.19(a), whether or not set forth on Schedule 2.19(a) of the Seller Disclosure Schedule, is referred to herein as a “Seller Material Contract.” Seller has previously made available to Buyer complete and correct copies of all of Seller Material Contracts, including any and all amendments and modifications thereto.

(b)

Each Seller Material Contract is legal, valid and binding upon Seller or its Subsidiaries, as the case may be, and, to the Knowledge of Seller, all other parties thereto, and is in full force and effect. Except as set forth on Schedule 2.19(b), neither Seller nor any of its Subsidiaries is in breach of or default under any Seller Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of Seller, no other party to any Seller Material Contract is in breach of or default under such Seller Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

2.20	Property and Leases.

(a)

The Bank has good and marketable title to all the real property and all other property owned by it and included in Seller’s most recent balance sheet free and clear of any and all Liens, other than (i) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, and (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Seller or any of its Subsidiaries consistent with past practice.

(b)

Each lease or sublease of real property to which the Bank is a party is listed on Schedule 2.20(b) of the Seller Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Bank, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Bank, and, to the Knowledge of Seller, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. Seller has previously made available to Buyer complete and correct copies of all such leases, including all amendments and modifications thereto.

(c)

Schedule 2.20(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Bank. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d)

None of the properties required to be listed on Schedule 2.20(b) and Schedule 2.20(c) of the Seller Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Legal Requirement in any respect that would reasonably be expected to require expenditures by the Bank or to result in an impairment in or limitation on the activities presently conducted there. Except as set forth on Schedule 2.20(d) of the Seller Disclosure Schedule, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 2.20(b) and Schedule 2.20(c) of the Seller Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and none of such plants, buildings, structures or equipment is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost. To the Knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

(e)

The Bank owns all tangible personal property reflected as owned by the Bank in Seller’s balance sheet as of December 31, 2013, free and clear of any and all Liens. All of the tangible personal property purchased or otherwise acquired by the Bank since December 31, 2013 is owned by the Bank free and clear of any and all Liens. A copy of the fixed asset register of the Bank has been delivered to Buyer. Such register contains a complete and correct list of the fixed assets of the Bank as of the date specified.

2.21

Sufficiency of Assets. The assets owned and leased by the Bank constitute all the assets necessary for the Bank to continue to conduct its business following the Closing as it is presently being conducted.

2.22

Inapplicability of Takeover Laws. Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of Ohio.

2.23	Loans; Nonperforming and Classified Assets.

(a)

Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on Seller’s or any of its Subsidiaries’ books and records (collectively, “Seller Loans”), was made and has been serviced in accordance with the lending policies of Seller and its Subsidiaries in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms; and there is no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator pending against the Bank arising out of or relating to any Seller Loan. Seller has previously made available to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of Seller and its Subsidiaries comply with all applicable Legal Requirements. The allowance for loan losses reflected in Seller’s financial statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b)

Schedule 2.23(b) of the Seller Disclosure Schedule discloses as of May 31, 2014: (i) any Seller Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of Seller, in default of any other provision thereof; (ii) each Seller Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by Seller, any of its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, or acquired by foreclosure or by deed-in-lieu thereof, by Seller or any of its Subsidiaries including the book value thereof; and (iv) each Seller Loan with any director, executive officer or five percent or greater shareholder of Seller or any of its Subsidiaries, or to the Knowledge of Seller, any Person controlling, controlled by or under common control with any of the foregoing. All Seller Loans which are subject to Regulation O of the FRB have been made by Seller or any of its Subsidiaries in compliance with Regulation O; including, but not limited to, in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

2.24

Investment Securities. Each of Seller and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any and all Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Seller or its Subsidiaries. Such securities are permissible investments for Seller and its Subsidiaries under all Legal Requirements and orders, injunctions, judgments, decrees, rulings, assessments or arbitration awards of any Governmental Authority applicable thereto and are valued on the books of Seller in accordance with GAAP. Seller and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which Seller believes are prudent and reasonable in the context of such businesses.

2.25

Investment Management and Related Activities. Except as set forth on Schedule 2.25 of the Seller Disclosure Schedule, none of Seller, any of its Subsidiaries or Seller’s or its Subsidiaries’ directors, officers or employees is required by any Legal Requirements to be registered, licensed or authorized as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

2.26

Derivative Transactions. All Derivative Transactions (as defined below) entered into by Seller or any of its Subsidiaries were entered into in accordance with applicable Legal Requirements, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Seller and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Seller, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. Seller and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 2.26, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

2.27

Repurchase Agreements. With respect to all agreements pursuant to which Seller or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Seller or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

2.28

Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by applicable Legal Requirements, and the Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Seller, threatened.

2.29

CRA, Anti-money Laundering and Customer Information Security. Neither Seller nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and Seller has no Knowledge of, and none of Seller and its Subsidiaries has been advised of, or has any reason to believe (because of the Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2012, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Bank:

(a)      to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”;

(b)      to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or

(c)     to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 30.

Furthermore, the Board of Directors of the Bank has adopted and the Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

2.30

Transactions with Affiliates. Except as otherwise set forth on Schedule 2.30 of the Seller Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by Seller or any of its Subsidiaries to, and neither Seller nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent or more of the outstanding Seller Common Stock, director, employee or Affiliate of Seller or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning five percent or more of the outstanding Seller Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between Seller or any of its Subsidiaries and any of their respective Affiliates comply, to the extent applicable, with Regulation W of the FRB.

2.31

Brokers; Fairness Opinion. No action has been taken by Seller or any of its Subsidiaries that would give rise to any valid claim against Seller or any of its Subsidiaries for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

2.32

Financial Controls and Procedures. During the periods covered by Seller’s financial statements referenced above in Section 2.11, Seller and its Subsidiaries have had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Bank’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Bank or its accountants.

2.33

Proxy Statement. As of the date of the proxy statement and other proxy solicitation materials of Seller relating to the Seller Meeting (as defined below) (the “Proxy Statement”) and the date of the Seller Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Buyer included in the Proxy Statement.

Article III
REPRESENTATIONS AND WARRANTIES OF BUYER

3.01

Making of Representations and Warranties. As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to Seller and Shareholder the representations and warranties contained in this Article III.

3.02

Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer is a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

3.03

Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, each Buyer’s Closing Document and to consummate the transactions contemplated hereby.

3.04

Corporate Authority. This Agreement and the transactions contemplated hereby, have been authorized by all necessary corporate action of Buyer and the Buyer Board. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Seller, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms. Upon the execution and delivery of the Buyer’s Closing Documents by Buyer, each Buyer’s Closing Document will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

3.05	Non-Contravention.

(a)

Subject to the receipt of the Regulatory Approvals and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any Legal Requirement or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or any of their respective properties or assets is subject or bound is subject or bound, (ii) constitute a breach or violation of, or a default under, the Articles of Incorporation or Code of Regulations of Buyer or any of its Subsidiaries or any resolution adopted by the board of directors or the shareholders of Seller or any of its Subsidiaries, or (iii) require notice to, or the consent or approval of, any third party or Governmental Authority under any such Legal Requirement, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)

As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why (i) any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

3.06

Litigation. There is no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator pending against Buyer that challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to Buyer’s Knowledge, no such litigation, claim, suit, investigation or other proceeding has been threatened.

3.07

Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer is an “accredited investor” as defined in the Securities Act.

3.08

Brokers. No action has been taken by Buyer that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement except in connection with the engagement of Performance Trust Capital Partners, LLC, as Buyer’s financial advisor.

3.09	Financial Capacity. Buyer has the financial capacity to complete the transactions contemplated by this Agreement.

Article IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.01

Seller Forbearances. From the date hereof until the Closing, except as set forth on the Seller Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), Seller will not, and will cause each of its Subsidiaries not to:

(a)

Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of Seller’s shareholders or any Governmental Authority required for the transactions contemplated hereby (including, without limitation, the Regulatory Approvals), (ii) adversely affect Seller’s ability to perform any of its material obligations under this Agreement, (iii) cause Seller or any of its Subsidiaries to fail to comply with any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority applicable to Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries or any of their respective properties or assets is subject or bound, (iv) cause Seller, Shareholder or any of their respective Subsidiaries to be rendered insolvent (as such term is defined in Section 2.34) or (v) have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)

Stock. (i) Other than pursuant to stock-based awards outstanding as of the date hereof and listed on the Seller Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock-based awards (other than as required by the terms of existing stock-based awards), or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Closing as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c)

Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock (including Preferred Stock), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(d)

Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except (i) as may be required by applicable Legal Requirements or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 2.14(a) of the Seller Disclosure Schedule.

(e)

Benefit Plans. Except as may be required (i) by applicable Legal Requirements or the express terms of this Agreement or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 2.14(a) of the Seller Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of Seller or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f)

Seller Employees. Hire or terminate the employment of any officer, member of senior management or other key employee, elect to any office any person who is not a member of the management team of Seller or any of its Subsidiaries as of the date of this Agreement or elect to the Seller Board or the board of directors of the Bank any person who is not a member of the Seller Board or the board of the Bank, respectively, as of the date of this Agreement, except to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of the Seller Disclosure Schedule.

(g)

Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Seller and its Subsidiaries.

(h)	Governing Documents. Amend its Articles of Incorporation or Code of Regulations (or equivalent documents).

(i)

Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j)

Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate.

(k)	Contracts. Enter into or terminate any Seller Material Contract, amend or modify in any material respect any Seller Material Contract, or waive any rights under any Seller Material Contract.

(l)

Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Seller or any of its Subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect.

(m)

Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n)	Derivative Transactions. Enter into any Derivative Transactions.

(o)

Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause Seller or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p)

Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) or sell (i) any debt security or equity investment of a type or in an amount that is not permissible for the Bank under applicable Legal Requirements or (ii) any other debt security other than in the ordinary course of business consistent with past practice, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified.

(q)

Loans. Except for Loans or commitments for Loans that have been approved prior to the date of this Agreement, make or acquire, or issue new commitments for any Loans (i) in excess of $50,000, (excluding renewals of any loan or credit facility in the normal course of business) or (ii) that would result in aggregate exposure to any single borrower in excess of $100,000.

(r)

Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than one-four family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

(s)	Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t)

Tax Matters. Make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(u)	Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v)

Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing, (ii) any of the conditions set forth in Article VI not being satisfied, or (iii) a material violation of any provision of this Agreement.

(w)	Agreements. Agree or commit to do anything prohibited by this Section 4.01.

4.02

Buyer Forbearances. From the date hereof until the Closing, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Seller, Buyer will not, and will cause each of its Subsidiaries not to take any action that is intended or is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied.

Article V
ADDITIONAL AGREEMENTS

5.01	Shareholder Approval.

(a)

Following the execution of this Agreement, Seller shall take, in accordance with applicable Legal Requirements and its Articles of Incorporation and Code of Regulations, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within 30 days following receipt of written notice from Buyer that it has filed all required applications or notice necessary to seek the Regulatory Approvals) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby and any other matter required to be approved by the shareholders of Seller in order to consummate the transactions contemplated hereby (including any adjournment or postponement thereof, the “Seller Meeting”).

(b)

Subject to Section 5.04 hereof, Seller shall use its reasonable best efforts to obtain the requisite vote of Seller’s shareholders to consummate the transactions contemplated hereby, and shall ensure that the Seller Meeting is called, noticed, convened, held and conducted in compliance with the ORC, the Articles of Incorporation of Seller and the Code of Regulations of Seller, and all other applicable Legal Requirements. Seller shall keep Buyer updated with respect to the voting results in connection with the Seller Meeting as reasonably requested by Buyer.

(c)

Subject to Section 5.04 hereof, (A) the Seller Board shall recommend that Seller’s shareholders vote to approve this Agreement and the transactions contemplated hereby and any other matters required to be approved by Seller’s shareholders for consummation of the transactions contemplated hereby (the “Seller Recommendation”), and (B) the Proxy Statement shall include the Seller Recommendation.

5.02

Press Releases. Buyer, on the one hand, and Seller, Shareholder and their respective Subsidiaries, on the other hand, will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that (a) a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable Legal Requirements, and (b) Performance Trust Capital Partners LLC may issue a traditional “tombstone” advertisement indicating it acted as financial advisor to Buyer.

5.03	Access; Information.

(a)

Upon reasonable notice and subject to applicable Legal Requirements relating to the exchange of information, Seller and Shareholder shall, and shall cause Seller’s Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Closing, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause Seller’s Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that Seller or its Subsidiaries or Shareholder, as the case may be, are not permitted to disclose under applicable Legal Requirements), and (ii) all other information concerning the business, properties and personnel of Seller and its Subsidiaries and Shareholder as Buyer or any Buyer Representative may reasonably request. Neither Shareholder, Seller nor any of Seller’s Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, Seller and Shareholder agree to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)

Buyer agrees to hold all information and documents obtained pursuant to this Section 5.03 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of Seller or Shareholder shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

5.04	No Solicitation.

(a)

Until such time, if any, as this Agreement is terminated pursuant to Article VII, Seller and Shareholder shall not, and shall cause Seller’s Subsidiaries and Shareholder’s Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of Seller, Shareholder and Seller’s Subsidiaries and Shareholder’s Subsidiaries (collectively, the “Seller Representatives”) not to, directly or indirectly, initiate, solicit, induce or encourage any inquiries, offers or proposals from, discuss or negotiate with, provide any non-public information to, consider the merits of any inquiries, offers or proposals from, or enter into, approve or resolve to approve any agreement, agreement in principle or letter of intent with, any person (other than Buyer) relating to any Acquisition Transaction or a potential Acquisition Transaction involving Shareholder, Seller or the Bank.

For purposes of this Agreement, “Acquisition Transaction” shall mean: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Seller or any of its Subsidiaries or Shareholder; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Seller or any of its Subsidiaries or Shareholder representing 15% or more of the assets of Seller and its Subsidiaries on a consolidated basis or Shareholder; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Seller or any of its Subsidiaries or Shareholder; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Seller or any of its Subsidiaries or Shareholder; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)

Notwithstanding Section 5.04(a), prior to the date of the Seller Meeting, Seller may provide information at the request of, or discuss enter into negotiations with, a third party with respect to any inquiries, offers or proposals relating to an Acquisition Transaction if the Seller Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and an independent financial advisor, that it is required to take such actions to comply with its fiduciary duties to Seller’s shareholders under applicable Legal Requirements; provided, however, that Seller may not, in any event, provide to such third party any information which it has not provided to Buyer. Seller shall promptly notify Buyer orally, confirmed in writing, in the event it receives any such inquiry, offer or proposal and shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such inquiry, proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(c)

Neither the Seller Board nor any committee thereof shall: (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement, the Seller Recommendation, fail to reaffirm the Seller Recommendation within five Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Seller Meeting or otherwise, inconsistent with the Seller Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Transaction shall be considered an adverse modification of the Seller Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Transaction; or (iii) enter into (or cause Seller or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction or (B) requiring Seller to abandon, terminate or fail to consummate any other transaction contemplated by this Agreement.

(d)

The restrictions on the actions of the Seller Board imposed by Section 5.04(c) shall not apply with respect to a bona fide unsolicited written inquiry, offer or proposal received by Seller regarding an Acquisition Transaction (that did not result from a breach of this Section 5.04) if after the fifth Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Seller advising Buyer that the Seller Board has decided that such inquiry, offer or proposal constitutes a Superior Proposal if, but only if, (i) the Seller Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor, that it is required to take such actions to comply with its fiduciary duties to Seller’s shareholders under applicable Legal Requirements, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Seller and the Seller Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Seller to proceed with the Seller Recommendation without a Seller Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Seller Board has again in good faith made the determination (A) in clause (i) of this Section 5.04(d) and (B) that such Acquisition Transaction constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Seller shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.04(d).

(e)

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Seller Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Seller Common Stock or all, or substantially all, of the assets of Seller and its Subsidiaries on a consolidated basis or Shareholder; (y) would result in a transaction that (A) involves consideration to the Seller that is more favorable, from a financial point of view, than the consideration to be paid to Seller pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to Seller and its shareholders than the transactions contemplated by this Agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(f)

In the event that Shareholder, Seller or Bank executes a definitive agreement in respect of, or closes, an Acquisition Transaction either during the term of this Agreement or within 12 months of termination of this Agreement by Buyer pursuant to Section 7.01(e) hereof, then Seller shall pay to Buyer in immediately available funds the sum of $500,000 within 60 days after the earlier of such execution or closing. For purposes of this Section 5.04(e), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

5.05

Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

5.06

Regulatory Applications; Filings; Consents. Buyer, Seller, Shareholder and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities, including, without limitation, the Regulatory Approvals, necessary to consummate the transactions contemplated by this Agreement, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation or other requirement which is not satisfactory to Buyer at its sole discretion (“Burdensome Conditions”). Provided that Seller and Shareholder have cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB, the FDIC and, if necessary, any other Governmental Authority including Governmental Authorities of Ohio, and any other states in which Buyer, Seller, Shareholder and their respective Subsidiaries operate. Each of Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

5.07

Directors’ and Officers’ Insurance. Prior to the Closing, Seller and Shareholder shall purchase an extended reporting period endorsement under their existing directors’ and officers’ liability insurance coverage for their respective directors and officers in a form acceptable to Seller and Shareholder which shall provide such directors and officers with coverage for at least two years following the Closing Date of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Seller and Shareholder, as applicable (the “Tail Policy”), with Buyer agreeing to pay up to $65,000 of the premium price for such Tail Policy at the Closing.

5.08	Employees and Benefit Plans.

(a)

It is understood and agreed that nothing in this Section 5.08 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give the Bank employees a status other than employees-at-will under applicable law, and the Bank employees shall not be deemed to be third party beneficiaries of this Agreement.

(b)

Except with respect to employees for whom Buyer and Seller have agreed to a specific severance compensation arrangement , Buyer will pay to each employee of the Bank who) is an employee immediately before the Closing Date and who has been an employee of the Bank of at least 12 months prior to the Closing Date, a severance amount in accordance with Buyer’s existing severance policy.

(c)

Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Bank.

(d)

If requested by Buyer, Seller shall cause the Bank to terminate its 401(k) plan as of the day prior to the Closing Date (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer.

(e)

Seller and Buyer shall use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of Seller and its Subsidiaries regarding this Agreement or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable Legal Requirements.

5.09

Notification of Certain Matters. Each of Buyer, on the one hand, and Seller and Shareholder, on the other hand, shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VI  not being satisfied, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or Seller or Shareholder shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Buyer, Seller and Shareholder to consummate the transactions contemplated by this Agreement.

5.10

Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, Seller shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of Seller and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Seller Board, the board of directors of the Bank or any committee thereof, including monthly board packages, relating to the financial performance and risk management of Seller and its Subsidiaries. All information furnished by Seller to Buyer pursuant to this Section 5.10 shall be held in confidence to the same extent of Buyer’s obligations under Section 5.03(b) .

5.11	Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

5.12	Certain Tax Matters.

(a)

During the period from the date of this Agreement to the Closing, Seller shall, and shall cause each of its Subsidiaries to: (i) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner consistent with past practice; (ii) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (iii) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Tax Return is due prior to the Closing; and (iv) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to Seller or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

(b)	The Seller shall prepare (or cause to be prepared) all Tax Returns of the Bank that are due on or prior to the Closing Date:

(i)      All such Tax Returns shall be prepared at the Seller’s expense, in a manner consistent with past practice (unless otherwise required by law);

(ii)     The Seller shall provide a draft to the Buyer of each such Tax Return no later than fifteen (15) days prior to the date on which such Tax Return is required to be filed. The Buyer shall provide written comments to any Tax Return described in the preceding sentence no later than ten (10) days prior to the date on which such Tax Return is required to be filed and the Seller will consider the Buyer’s comments in good faith. If the parties are unable to agree to any matter reflected on such a Tax Return, the matter shall be submitted to the independent public accountants mutually agreed to by Buyer and Seller (the “Independent Accountants”), who shall determine the appropriate manner for reporting the item(s) in question (with any and all related costs and expenses of the Independent Accountants being borne equally by the Seller and the Buyer);

(iii)     If the disagreement between the Buyer and Seller regarding a Tax Return prepared by Seller under this Section 5.14(b) is not resolved by the due date of the Tax Return, such Tax Return shall be filed as prepared by the Seller as modified for any adjustments mutually agreed to by Buyer and Seller. Any such Tax Returns shall be amended as necessary to reflect the appropriate reporting determined by the Independent Accountants; and

(iv)     The Seller shall pay any Taxes due in respect of such Tax Returns.

(c)	The Buyer shall prepare (or cause to be prepared) all Tax Returns of the Bank due after the Closing Date.

5.13

Certain Litigation. Seller and Shareholder shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Seller or Shareholder and/or their respective directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld).

5.14

Classified Loans. Seller shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Seller Loans subject to each type of classification of the Classified Loans.

5.15         Covenant Not to Compete  From the Closing Date and for a period of two (2) years thereafter, Shareholder and Seller shall not, either directly or indirectly:

(a)

own, manage, operate or control or participate in the ownership, management, operation or control of, or be employed by, act as consultant or adviser to any corporation, partnership, person, firm or other business that is engaged in the business of commercial banking either by having an office located within a fifty mile radius of any branch of Buyer and its Subsidiaries (the “Trade Territory”) or by actively engaging in regular banking activities in the Trade Territory;

(b)	call upon, solicit, divert or attempt to take away any of borrower, depositor, customer or business of the Bank, Buyer or its Subsidiaries;

(c)

disclose, make available or divulge to any corporation, partnership, individual, firm, other business or person any trade secret information concerning the business and affairs of the Bank, Buyer or its Subsidiaries; or

(d)	hire, retain or attempt to hire or retain any employee of the Bank, Buyer or its Subsidiaries retained by Buyer and/or its Subsidiaries after the Closing.

Shareholder and Seller agree that any breach of covenants (a) – (d) above will cause Buyer irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies Buyer may have under this Section or otherwise under this Agreement, Shareholder and Seller consent to the issuance of an injunction in favor of Buyer enjoining the breach of any of the aforesaid covenants by any court of competent jurisdiction. If any or all of the aforesaid covenants are held to be unenforceable because of the scope or duration of such covenant or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the scope, duration and area of such covenant to the extent that allows the maximum scope, duration and/or area permitted by applicable law.

Article VI
CONDITIONS TO CLOSING

6.01

Conditions to Each Party’s Obligations to Effect the Closing. The obligation of each of the parties to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction at or prior to the Closing of each of the following conditions:

(a)

Shareholder Vote. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of Seller present and voting at the Seller Meeting under applicable law and their respective Articles of Incorporation and Code of Regulations.

(b)

Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Regulatory Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer determines is a Burdensome Condition.

(c)

No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Legal Requirement shall have been enacted, adopted or proposed, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated by this Agreement.

6.02

Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(a)

Representations, Warranties and Covenants of Seller. (i) Each of the representations and warranties of Seller contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date and (ii) each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Seller, to the effect that the conditions set forth in this Section 6.02(a) have been satisfied.

(b)	No Claim Regarding Share Ownership. There will not have been made or threatened by any third party any claim asserting that such third party is the holder or beneficial owner of any of the Shares.

(c)	No Seller Material Adverse Effect. Since the date of this Agreement, there shall not have been any Seller Material Adverse Effect.

(d)	Delivery of Seller’s Documents. Each of the Seller’s Closing Documents will have been delivered to Buyer.

6.03

Conditions to the Obligations of Seller and Shareholder. The obligation of Seller and Shareholder to consummate the transactions contemplated by this Agreement is also conditioned upon the satisfaction or waiver by Seller, at or prior to the Closing, of each of the following conditions:

(a)

Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Seller and Shareholder shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 6.03(a) have been satisfied.

(b)	Delivery of Buyer’s Documents. Each of the Buyer’s Closing Documents will have been delivered to Buyer.

Article VII
TERMINATION

7.01	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)	by the mutual consent of Buyer and Seller in a written instrument;

(b)

by Buyer or Seller, in the event that the Closing is not consummated by January 31, 2015 (the “Outside Date”), except to the extent that the failure of the Closing to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)	[Reserved];

(d)	upon a payment made to Buyer by Seller in accordance with Section 5.04(e), this Agreement shall automatically terminate without further act or action by either Seller or Buyer; or

(e)

by Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or by the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI.

7.02	Effect of Termination and Abandonment.

(a)

In the event of termination of this Agreement by Buyer or Seller as provided in Section 7.01 , this Agreement shall forthwith become void and have no effect, and none of Buyer, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 5.02 (Press Releases), Section 5.11 (Confidentiality Agreement) and Section 8.04 (Expenses) and this Section 7.02 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, and subject to the provisions and limitations of this Section 7.02, neither Buyer nor Seller or Shareholder shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement occurring prior to termination.

(b)

Buyer, Seller and Shareholder acknowledge that the agreements contained in this Section 7.02 and Section 5.04(e) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Buyer nor Seller or Shareholder would have entered into this Agreement. Accordingly, if Seller fails promptly to pay any amount due pursuant to Section 5.04(e) in accordance with the provisions thereof and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller or Shareholder for the amount set forth in Section 5.04(e), Seller or Shareholder, as the case may be, shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

Article VIII
MISCELLANEOUS

8.01	Certain Definitions.

(a)	As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Ohio are authorized or obligated to close.

“Confidentiality Agreement” shall mean the Confidentiality Agreement executed by Buyer on February 28, 2014 and Section 10 of that certain letter agreement, dated April 25, 2014, between Buyer and Seller.

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or oil. The term Environmental Law includes without limitation (A) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (B) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or oil as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of a Person means an entity if it would have ever been considered a single employer with such Person under Section 4001(b) of ERISA or part of the same “controlled group” as such Person for purposes of Section 302(d)(3) of ERISA.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the Securities and Exchange Commission, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing are defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that poses a threat to the environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws.

“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of Seller, the individuals listed on Schedule 8.01(a)(i), or (ii) in the case of Buyer, Brian D. Young, Diana L. Engelhardt and Curtis Shepherd; provided, however, that in no event shall “reasonable inquiry” require environmental sampling or testing of any kind.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, including rules and regulations promulgated thereunder.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the approval of the FRB.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Board” shall mean the Board of Directors of Seller.

“Seller Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, properties or prospects of Seller and its Subsidiaries, taken as a whole, or Shareholder or (b) would reasonably be expected to prevent Seller or Shareholder from performing their respective obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Seller Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Seller and its Subsidiaries, taken as a whole, or Shareholder); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Seller and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Seller and its Subsidiaries taken as a whole), or Shareholder; and (iii) actions and omissions of Seller and its Subsidiaries or Shareholder taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Seller under this Agreement.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any taxing authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Tax” or “Taxes” shall mean (i) all federal, state, local and foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments, tariffs, deficiencies or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

(b)	The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Transaction” shall have the meaning set forth in Section 5.04(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.05(a)(xiii).

“Bank” shall have the meaning set forth in the recitals to this Agreement.

“Bank Intellectual Property Assets” shall have the meaning set forth in Section 2.18(g).

“Bank Tangible Capital” shall have the meaning set forth in Section 1.02(a).

“Benefit Plans” shall have the meaning set forth in Section 2.14(a).

“BHCA” shall have the meaning set forth in Section 2.02(a).

“BOLI” shall have the meaning set forth in Section 2.16.

“Burdensome Conditions” shall have the meaning set forth in Section 5.06.

“Business” shall have the meaning set forth in Section 2.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Board” shall have the meaning set forth in the recitals to this Agreement.

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 3.01(b).

“Buyer Representatives” shall have the meaning set forth in Section 5.03(a).

“Buyer’s Closing Documents” shall have the meaning set forth in Section 1.05(b).

“CERCLA” shall have the meaning set forth in Section 4.01(r).

“Classified Loans” shall have the meaning set forth in Section 2.23(b).

“Closing” shall have the meaning set forth in Section 1.04.

“Closing Cash Payment” shall have the meaning set forth in Section 1.02(a).

“Closing Date” shall have the meaning set forth in Section 1.04.

“Closing Statement” shall have the meaning set forth in Section 1.04.

“CRA” shall have the meaning set forth in Section 2.07(b).

“Derivative Transactions” shall have the meaning set forth in Section 2.26.

“FDIA” shall have the meaning set forth in Section 2.28.

“FDIC” shall have the meaning set forth in Section 2.02(b).

“FHLB” shall have the meaning set forth in Section 2.02(b).

“Finance Laws” shall have the meaning set forth in Section 2.09(e).

“FRB” shall have the meaning set forth in Section 2.02(a).

“GAAP” shall have the meaning set forth in Section 2.11(a).

“Independent Accountants” shall have the meaning set forth in Section 5.12(b)(ii).

“Intellectual Property Assets” shall have the meaning set forth in Section 2.18(g).

“IRS” shall have the meaning set forth in Section 2.13(d).

“Lender” shall have the meaning set forth in Section 1.02(b).

“Liens” shall have the meaning set forth in Section 1.01.

“Loan Property” shall have the meaning set forth in Section 2.17(d).

“Loans” shall have the meaning set forth in Section 2.23(a).

“Marks” shall have the meaning set forth in Section 2.18(g).

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.04(d).

“Notice Period” shall have the meaning set forth in Section 5.04(d).

“Ohio Valley Bank Debt Amount” shall have the meaning set forth in Section 1.02(b).

“Outside Date” shall have the meaning set forth in Section 7.01(b).

“Patents” shall have the meaning set forth in Section 2.18(g).

“Preferred Stock” shall have the meaning set forth in Section 2.03(a).

“Products” shall have the meaning set forth in Section 2.18(g).

“Proxy Statement” shall have the meaning set forth in Section 2.33.

“Purchase Price” shall have the meaning set forth in Section 1.02.

“Release” shall have the meaning set forth in Section 1.05(a)(x).

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Common Stock” shall have the meaning set forth in Section 2.03(a).

“Seller Disclosure Schedule” shall have the meaning set forth in Section 2.01(b).

“Seller Employees” shall have the meaning set forth in Section 2.14(a).

“Seller ERISA Affiliate” shall have the meaning set forth in Section 2.14(c).

“Seller Loans” shall have the meaning set forth in Section 2.23(a).

“Seller Material Contract” shall have the meaning set forth in Section 2.19(a).

“Seller Meeting” shall have the meaning set forth in Section 5.01(a).

“Seller Pension Plan” shall have the meaning set forth in Section 2.14(a).

“Seller Recommendation” shall have the meaning set forth in Section 5.01(c).

“Seller Representatives” shall have the meaning set forth in Section 5.04(a).

“Seller’s Closing Documents” shall have the meaning set forth in Section 1.05(a).

“Shareholder” shall have the meaning set forth in the recitals to this Agreement.

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Superior Proposal” shall have the meaning set forth in Section 5.04(e).

“Tail Policy” shall have the meaning set forth in Section 5.07.

“Takeover Laws” shall have the meaning set forth in Section 2.22.

“Third Party Rights” shall have the meaning set forth in Section 2.18(c).

“Trade Secrets” shall have the meaning set forth in Section 2.18(g).

“Trade Territory” shall have the meaning set forth in Section 5.15(a).

“Transaction Expenses” shall have the meaning set forth in Section 1.02(a).

“TruP Liabilities” shall have the meaning set forth in Section 1.02.

“Trustee” shall have the meaning set forth in Section 1.02.

“USA PATRIOT Act” shall have the meaning set forth in Section 2.07(b).

8.02

Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Closing, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Closing.

8.03

Waiver; Amendment. Subject to compliance with applicable law, prior to the Closing, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of Seller without obtaining such approval.

8.04

Expenses. Except as otherwise provided in this Agreement, each party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation and performance of the transactions contemplated hereby. The obligation of each party to bear its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

8.05

Notices. All notices, requests and other communications required or permitted by this Agreement to a party hereto shall be in writing and shall be deemed given if delivered by hand or by a nationally recognized overnight courier service (costs prepaid), telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio 45830

Attention:      Brian D. Young

Facsimile:       419-659-6289

With a copy to (which shall not constitute notice):

Dinsmore & Shohl LLP

255 E. Fifth Street, Suite 1900

Cincinnati, Ohio 45202

Attention:      Susan B. Zaunbrecher, Esq.

Facsimile:       (513) 977-8141

If to Seller or Shareholder, to:

Ohio State Bancshares, Inc.

111 South Main Street

Marion, Ohio 43302

Attention: Mark Kelly, President

Facsimile:     (740) 383-4713

With a copy to (which shall not constitute notice):

Shumaker, Loop & Kendrick LLP

1000 Jackson Street

Toledo, Ohio 43604-5573

Attention:      Martin D. Werner, Esq.

Facsimile:       (419) 241-6894

8.06

Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.07 (Directors’ and Officers’ Insurance), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.07

Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of Seller and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by Seller or Shareholder without the prior written consent of Buyer. Any purported assignment in violation of this Section 8.07 will be void. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.08

Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

8.09	Counterparts and Electronic Signatures.

(a)     This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.

(b)     A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

8.10

Governing Law. All matters relating to or arising out of this Agreement or any transaction contemplated hereby and the rights of the parties (whether sounding in contract, tort or otherwise) will be governed by and construed and interpreted under the laws of the State of Ohio without regard to conflicts of laws principles that would require the application of any other law. EACH OF BUYER, SELLER AND SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11

Jurisdiction. Except as otherwise provided in this Agreement, any proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the courts of the State of Ohio, County of Franklin, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.

8.12     Limitation on Buyer Liability. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that Buyer’s maximum liability for any and all liabilities, damages, charges or expenses, including reasonable attorneys’ fees, resulting from, arising out of, or attributable in whole or in part to Buyer’s termination of this Agreement, for any reason, shall be limited to the lesser of: (i) Seller’s reasonable out-of-pocket expenses associated with the transaction contemplated by this Agreement, or (ii) $250,000.

8.13

Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

8.14

Shareholder Obligations. The liability of Shareholder hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholder undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholder shall be jointly and severally liable with Seller for the Termination Fee payment obligations under Section 5.04(e).

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SELLER:

OHIO STATE BANCSHARES, INC.
an Ohio corporation

By:	/s/ Mark S. Kelly
Name:	Mark S. Kelly
Title:	President & Chief Executive Officer

SHAREHOLDER:

RBANCSHARES, INC.
an Ohio corporation

By:	/s/ Mark S. Kelly
Name:	Mark S. Kelly
Title:	President & Chief Executive Officer

BUYER:

UNITED BANCSHARES, INC.
an Ohio corporation
By:	/s/ Brian D. Young
Name:	Brian D. Young
Title:	President & Chief Executive Officer

[Signature Page to Stock Purchase Agreement]